Exhibit 21


                         SUBSIDIARIES OF RADVISION LTD.



1. RADVISION Inc. (United States) -a wholly owned subsidiary
2. RADVISION B.V. (Netherlands) - a wholly owned subsidiary
3. RADVISION (HK) Ltd. (Hong Kong) - a wholly owned subsidiary
4. RADVISION (UK) Ltd. (United Kingdom) - a wholly owned subsidiary.